Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Amendment No. 3 on Form S-3 of the following reports:
•	Our report dated March 2, 2011 related to the financial statements as of December 31, 2010 and 2009 and for the year ended December 31, 2010 and the period from September 3, 2009 through December 2009, and the effectiveness of internal control over financial reporting as of December 31, 2010, and

•	Our report dated January 22, 2010 related to the financial statements for the period from January 1, 2009 through September 2, 2009 and the year ended December 31, 2008.
Both reports appear in PAA Natural Gas Storage’s Annual Report on Form 10-K for the year ended December 31, 2010. We also consent to the references to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP

Houston, Texas
July 28, 2011